Exhibit 99.2

Contacts:

Media Relations

James Fisher

703-433-8677

james.w.fisher@sprint.com

Investor Relations

Steve Virostek

800-259-3755

Investor.relations@sprint.com

SPRINT NEXTEL CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT OF $3 BILLION OF CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

OVERLAND PARK, Kan. – Aug. 6, 2008 - Sprint Nextel Corp. (NYSE: S) today announced that it intends to offer, subject to market and other conditions, approximately three million shares of cumulative perpetual convertible preferred stock through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The preferred stock will have a liquidation preference of $1,000 per share, for an aggregate liquidation preference of $3 billion, and will be convertible into shares of series 1 common stock of Sprint Nextel. Sprint Nextel also expects to grant the initial purchasers a 30-day option to purchase up to 450,000 shares of preferred stock.

Sprint Nextel intends to use the net proceeds of this offering for general corporate purposes, which may include, among other things, debt reduction.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities. There shall not be any offer or sale of the securities in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities and the common stock issuable upon conversion of the securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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